Exhibit 10.13

                     [Applied DNA Sciences, Inc. Letterhead]



                                                       November 2nd, 2004

 Dr. Jun-Jei Sheu, CEO
 Biowell Technology, Inc.
 Chungho City
 Taipei County, Taiwan 235

 Dear Dr. Sheu:

As we push to uniting the two companies under the terms of the Letter of Agreement dated August 20th, 2004 between our two companies, I thought it important that we put on hold the license payments until the transaction between us is completed. Of course if the transaction between the two companies for any reason does not occur, all accrued license fees owing under the terms of the license agreement would be paid in full within 30 days of transaction being terminated.

If this  acceptable  to you, can you sign below and then fax it back to me at +1
(604) 542-5069.

We are in the process of finalizing a $5 million raise and as soon as it is done, expected to be completed on December 1st, 2004, I would like for us to either come to Taipei or have you come back to USA to put the final touches on the transaction uniting the two companies.

Again I look forward to working with you and will provide all the assistance I can to you and our united companies.

WE agree the one with the other to put all payments under the license between Biowell & Applied DNA on hold pending the transaction with the two companies. Should the transaction not take place all accrued fees will be paid to Biowell within 30 days of a failed attempt to unite the two companies.

Dated this the 2nd day of November, 2004


/s/ ROB B. HUTCHISON                           /s/ DR. SHEU
    ----------------                               --------
    Rob B. Hutchison, CEO Applied DNA              Dr. Sheu, CEO, Biowell